EXHIBIT 99.3
Summary of Compensation Terms — Raymond J. Land

Annual Base Salary	$325,000

Annual Cash Incentive	Fiscal year 2007 incentive is $195,000 (pro rated from hire date). Fiscal Year 2007 payout is guaranteed at not less than $109,375 (which is 100% of pro rata portion of target based upon hire date), with guaranteed portion to be paid as a signing bonus on first regular payroll date following hire date; 100% of signing bonus (net of taxes) is to be used by Mr. Land to purchase Safeguard stock in orderly open market purchases in accordance with Safeguard’s insider trading procedures.

Long Term Equity Incentives	• Option to purchase 375,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Safeguard common stock on Mr. Land’s employment commencement date; option will vest 25% on the first anniversary and in 36 equal monthly installments thereafter and will have an eight-year term.

	• Option to purchase 1,125,000 shares of common stock at an exercise price equal to the average of the high and low prices of a share of Safeguard common stock on Mr. Land’s employment commencement date; option will vest incrementally based upon sustained improvement in Safeguard’s market capitalization as set forth in the following table, with pro rata vesting between the defined bands being tested as of the last day of each six-month period during the term of the option:

	Percentage Vesting	Sustained Stock Price
	First 20%	$3.1548
	Next 30%	$4.6466
	Next 40%	$6.5114
	Final 10%	$7.2246

	These option grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Severance	If employment with Safeguard is terminated by Safeguard without cause or by executive for good reason within eighteen (18) months following a change of control of Safeguard or executive is terminated for any reason other than for cause, resignation without good reason or as a result of death or disability:

	• Pro rata portion of current year’s management incentive plan payout based on actual achievement as of the end of the most recent completed calendar quarter;
	• Lump sum payment equal to 1.5 times his annual salary;
	• Up to twelve (12) months continued coverage under Safeguard’s medical and health plans and life insurance plans;
	•
In a separation other than following a change of control, time-based vesting options will fully vest and remain exercisable for 36 months and vested market-based options will remain exercisable for 12 months;

	•
In a change of control separation, time-based vesting options will fully vest and remain exercisable for 36 months; all market-based options that have not otherwise vested will vest and remain exercisable for 24 months.

	The severance benefits described above are conditioned upon Mr. Land’s delivery of a customary release to Safeguard.

Benefits	Participation in the Safeguard’s standard executive-level benefit programs, including health, dental, and vision plans; life and disability insurance; 401K/deferred compensation plan; car allowance and annual expense allowance.